Chemtura

Press Release

Contacts:

Investors:	Stephen Forsyth	203-573-2213
Media:	Debra Durbin	203-573-3005

Chemtura Updates Strategic Alternatives Review

MIDDLEBURY, Conn. -- June 26, 2008 -- On Dec. 18, 2007, Chemtura Corporation (NYSE: CEM) announced that a special committee of its board of directors and the company's financial advisor, Merrill Lynch & Co., would explore a variety of strategic alternatives. Chemtura's board of directors announced today that, after thoroughly exploring a potential sale, merger or other business combination involving the entire company, it has concluded that shareholders' interests will be best served by continuing to operate as a stand-alone company and focusing on its own growth and efficiency initiatives. The board has terminated discussions on a potential sale, merger or other business combination after determining that such discussions are unlikely at this time to result in an offer at a sufficiently attractive price.

The board of directors has instructed management, the special committee, and Merrill Lynch to continue active consideration of the company's other strategic options, including (among other options) select business divestitures, value-creating acquisitions, joint ventures and changes in the company's capital structure, which could include a stock repurchase program.

While the company's evaluation of strategic alternatives continues, there can be no assurance that this process will result in any specific transaction. The company does not expect to disclose any further developments regarding the exploration of strategic alternatives unless and until its board of directors has approved a transaction or a strategic alternative.

Chemtura Corporation, with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.